Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(1)	GENTA INCORPORATED

(2)	IDIS LIMITED

SUPPLY AND DISTRIBUTION AGREEMENT

DATE	March 6, 2007

PARTIES

(1)	GENTA INCORPORATED, a company incorporated in the State of Delaware, United States of America, whose registered office is at 200 Connell Drive, Berkeley Heights, NJ 07922 USA

(“GENTA”)

(2)	IDIS LIMITED, a company incorporated in England (registered number 2143039), whose registered office is at IDIS House, Churchfield Road, Weybridge, Surrey, KT13 8DB, United Kingdom

(“IDIS")

INTRODUCTION

A)	GENTA wishes to supply the Products in the Territory through an entity with experience in the distribution of unlicensed products on a Named Patient Supply basis.

B)
IDIS has capability in the distribution of unlicensed products on a Named Patient Supply basis, within each country in the Territory and wishes to act as GENTA’s distributor of the Products in the Territory.

C)	GENTA appoints IDIS as its Exclusive distributor of the Products in the Territory on a Named Patient Supply basis on the terms set out in this Agreement.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

In this Agreement the following words have the following meanings:

“Business Day” means any day other than a Saturday or Sunday or a public or bank holiday in England or USA;

“Commencement Date” means the date of signature of this Agreement by both parties;

“Confidential Agreements” means any and all confidential agreements entered into between the parties either before or after the Commencement Date relating to the subject matter of this Agreement; “Confidential Information” means all information which is commercially sensitive or of a secret nature, or information which is marked confidential, or which is orally stated to be confidential and confirmed in writing as confidential within thirty (30) days thereafter, relating to any and all aspects of the business of either party, including any confidential information set out in Confidentiality Agreements;

“Contract” has the meaning set out in clause 7.2;

“Exclusive” means a right granted under this Agreement which GENTA will not itself exercise and will not authorise any other person to exercise;

“Fax Address” means the fax address of the relevant party given in Schedule 4;

“Field” means the distribution of unlicensed products on a Named Patient Supply basis.

“FOC Product” means Product distributed by IDIS to the customer without charge except for shipping costs, in accordance with clause 5.

“Force Majeure” means any circumstances beyond the reasonable control of the relevant party (including, without limitation, any strike, lock-out or other form of industrial action, acts of God, war or national emergency, an act of terrorism, riot, civil commotion, malicious damage, compliance with any law or government order, rule, regulation or direction, accident, fire, flood or storm) which prevents that party from complying with any or all of its obligations under this Agreement;

“Indication” means the symptoms, condition, or disease for which the Product has been prescribed for a particular Named Patient;

“Intellectual Property Rights” means all intellectual and industrial property rights including patents, know-how, registered trade marks, registered designs, utility models, applications for and rights to apply for any of the foregoing, unregistered design rights, unregistered trade marks, rights to prevent passing off for unfair competition and copyright, database rights, topography rights and any other rights in any invention, discovery or process, in each case in the United Kingdom and all other countries in the world and together with all renewals and extensions;

“Marketing Authorisation” means an authorisation for the sale and placing on the market or marketing of a Product within the Territory;

“Named Patient” means the patient for whom the Product(s) have been prescribed;

“Named Patient Supply” means the supply of Products which do not have a Marketing Authorisation for the indication in the country of destination and are supplied to meet the special needs of a specific patient or patients under the order of a medical practitioner or other person lawfully permitted to prescribe such Products to a specific patient or patients in the Territory or relevant part of it in accordance with all laws and regulatory requirements as they apply to such supply;

“Orders” has the meaning set out in clause 7.1;

"Prices" means the IDIS Buy Price, net of the IDIS Fee/Pack, to be paid by IDIS to GENTA for the Products as set out in Schedule 1 of this Agreement, or as varied in accordance with clause 6.1;

"Products" means the product or products listed in Schedule 1 and additionally any further products of GENTA offered to be supplied to IDIS by GENTA in writing from to time to time after the Commencement Date and accepted in writing by IDIS;

"Service Address" means the address for service of the relevant party given in Schedule 4 of this Agreement;

“Technical Agreement” means the Technical Agreement for Distribution Services separately executed by the parties in connection with this Agreement;

“Term” means a period of three years.

"Territory" means those countries set out in Schedule 2 of this Agreement and additionally any further countries agreed between the parties in writing from time to time after the Commencement Date;

"Trade Marks" means the trade marks and trade names of GENTA listed in Schedule 3 and such other trade marks as GENTA notifies to IDIS in writing from time to time after the Commencement Date;

"Year" means the period of 12 months beginning on the Commencement Date and each subsequent period of 12 months commencing on the anniversary of the Commencement Date during the continuance of this Agreement.

1.1.	Headings to the clauses of and Schedules to this Agreement are for convenience only and shall not affect its construction or interpretation.

1.2.	References to clauses and Schedules are to the clauses of and Schedules of this Agreement.

1.3.
The Schedules are deemed to be incorporated and form part of this Agreement and the term "Agreement" shall be construed accordingly.  In the event of conflict between any of the terms of this main part of the Agreement and the Schedules, the former shall prevail.

1.4.
The word “indemnify” in this Agreement will mean to indemnify, keep indemnified and hold harmless the indemnified party from and against all third party costs (including the cost of enforcement), expenses, liabilities (including any tax liability), injuries, damages, claims, demands, proceedings or legal costs (on a full indemnity basis) and judgements which the indemnified party incurs or suffers and “indemnity”, “indemnities” and “indemnifies” have a corresponding meaning.

1.5.	Any reference to a “month” is a reference to the period of a calendar month.

1.6.	Any reference to “person” means a natural or legal person, firm or unincorporated association.

1.7.	Words importing the singular include the plural and vice versa.

2.	Appointment and Restrictions

2.1
Subject to the terms and conditions of this Agreement, GENTA hereby grants to IDIS the Exclusive right within the Field to distribute on its own account the Products in the Territory and IDIS agrees to act in this capacity subject to the terms of this Agreement.

2.2
During the continuance of this Agreement, GENTA undertakes not to market or sell the Products within the Field directly or indirectly to any other person in the Territory without first obtaining IDIS’s express written consent (such consent not to be unreasonably withheld or delayed).

2.3
During the continuance of this Agreement, IDIS undertakes not to seek customers or promote sales of the Products outside the Territory, and in any event shall not sell or distribute any Product within the United States.

2.4	IDIS undertakes that it shall not unless otherwise approved in writing by GENTA during the continuance of this Agreement:

2.4.1	Knowingly manufacture, sell or distribute any goods that compete with the Products in the Territory;

2.4.2	obtain its supplies of the Products for distribution within the Territory other than from GENTA; provided that GENTA is able and willing to supply the same on the terms of this Agreement.

2.5	IDIS undertakes that while the currently pending MAA for GENASENSE is pending and under review by the EMEA, with respect to GENASENSE in any EU member state it shall not:

2.5.1	commence any regulatory action;

2.5.2	communicate with any regulatory authority;

2.5.3	distribute or cause distribution either for sale or as FOC Product;

without the express prior written consent of GENTA to any of the foregoing activities, which consent may be withheld in GENTA’s sole discretion.  In giving any such consent GENTA may, in its sole discretion, impose restrictions and/or limitations on the permitted activities, and IDIS shall comply in all respects with such restrictions and/or limitations.

3.	Term

3.1
This Agreement shall commence on the Commencement Date and subject to early termination in accordance with its terms shall continue in force in respect of each Product in each country of the Territory until that Product has been granted a Marketing Authorisation for an Indication within that country of the Territory and GENTA has provided written notice of termination, at which time the Agreement shall terminate with respect to such Product in such country.

3.2
Following the Term, this Agreement shall be renewed automatically for additional, successive one-year periods unless and until this Agreement is earlier terminated as provided for herein or upon *** days written notice by either party prior to the expiration of the then current Term, in which case this Agreement shall terminate at the end of the then-current Term.

4.	Supply of the Products

4.1.
GENTA shall supply the Products to IDIS on a consignment basis in accordance with the terms and conditions of this Agreement to the exclusion of any terms and conditions of sale submitted at any time by either party and whether printed or sent with any order form, delivery note, invoice or otherwise.  GENTA shall be responsible for insuring the Products while in transit to IDIS. IDIS shall be responsible for adequately insuring the Products upon receipt thereof. For clarity, title or ownership of the Products shall not pass to IDIS but shall pass directly to the consumer. IDIS shall indicate to any third parties that its inventory of Product is owned by GENTA.

4.2.
GENTA shall not supply IDIS with any Products with a remaining shelf life of less than *** months, and GENTA shall replace any Product supplied to IDIS that expires prior to distribution.  IDIS will have no obligation to pay the IDIS Buy Price for any such expired Product.  If GENTA is unable to comply with this clause 4.2 it shall notify IDIS immediately providing details of the remaining unexpired shelf lives of the available Products and, in such event, GENTA shall not proceed with the Order until it has received written confirmation from IDIS that the Order may proceed at which time the Contract shall be formed.

5.	Distribution of FOC Product

5.1
GENTA or IDIS may, from time to time, receive requests from within the Territory for FOC Product.  Within 1–2 workings days of receipt of such request, IDIS shall forward the request to GENTA to the attention of its Drug Safety and Surveillance Department, including all information relevant to GENTA’s decision whether or not to approve the request.  IDIS shall not distribute Product to the requestor until such time as it has received written approval from GENTA, including any restrictions or limitations GENTA deems necessary or advisable.

5.2
GENTA shall review any requests for FOC Product it receives directly and, if approved, shall advise IDIS in writing within 1-2 workings days that FOC Product is to be distributed to the requestor and including any restrictions or limitations GENTA deems necessary or advisable.  Any such written approval shall include any requestor contact information in GENTA’s possession.

5.3
Approval for distribution of FOC Product is at GENTA’s sole discretion. Upon approval by GENTA, IDIS shall distribute FOC Product to the requestor according to the terms of this Agreement and in compliance with any restrictions or limitations imposed by GENTA.  IDIS shall include FOC Product distributions as a separate item in its monthly report to GENTA set forth in clause 10.2 below.

6	Pricing

6.1
IDIS shall pay GENTA the Prices for all distributed Product that is not FOC Product.  The     IDIS Buy Price set forth in Schedule 1 shall remain fixed for the duration of the Agreement but may be varied by GENTA by giving IDIS not less than *** days notice; save that nothing in this clause 6.1 shall give GENTA the right to vary the IDIS Buy Price  in respect of Orders of Products placed by IDIS with GENTA prior to the date of receipt of any notice of price variation.

6.2.
GENTA shall pay IDIS the IDIS Fee/Pack set forth in Schedule 1 for all distributed Products including FOC product. The IDIS Buy Price will be wiaved For any FOC Product IDIS distributes proved IDIS has obtained GENTA’s approval for such distribution in accordance with clause 5.

6.3
All Prices are inclusive of packaging but exclusive of any applicable value added or any other sales tax for which IDIS shall be additionally liable. GENTA may recommend in writing to IDIS a sale price for each of the Products or impose a maximum selling price at any time; provided that that price does not amount to a minimum selling price or retail price maintenance.  For the avoidance of doubt:

6.3.1	where GENTA has recommended a selling price to IDIS, IDIS shall be free to distribute the Products at any price it so chooses; and

6.3.2
where GENTA has set a maximum price, IDIS shall be obliged to distribute the Products at no more than that price; provided that does not amount to a minimum selling price or retail price maintenance.  GENTA hereby sets a maximum price equal to the IDIS Buy Price, as it may be varied from time to time in accordance with clause 6.1.

6.4
In the event GENTA reduces the IDIS Buy Price to an amount below the IDIS Buy Price that is in effect on the Commencement Date, IDIS will continue to receive the IDIS Fee/Pack due as of the Commencement Date as set forth in Schedule 1.

6.5
In the event GENTA varies the IDIS Buy Price above the IDIS Buy Price that is in effect on the Commencement Date, the IDIS Fee/Pack will be adjusted in accordance with the %IDIS Fee/Pack as set forth in Schedule 1.

6.6
Without prejudice to any other provision of this Agreement, GENTA shall advise IDIS immediately if any Price given for Products in an Order is incorrect and, in such event where the Price is incorrect GENTA shall not proceed with the Order until it has notified IDIS of that fact and received written confirmation from IDIS that the Order may proceed, at which time the Contract shall be formed.

7.	Purchase Orders

7.1
IDIS shall submit, from time to time, written purchase orders (“Orders”) to GENTA for the supply of the Products.  Each Order shall stipulate the Products’ names, the Products’ codes, the quantity required and the total price of the Order (excluding VAT).

7.2
The receipt by IDIS of GENTA’s written confirmation that it will accept such of an Order during the term of this Agreement shall constitute a contract (“Contract”), subject to the terms and conditions of this Agreement.

7.3
Notwithstanding clause 7.2 and 23.4, no less than *** weeks prior to GENTA’s shipment date IDIS may vary, add or omit any or all of the Products in an Order by notice in writing to GENTA, provided if such change would have a material impact on GENTA’s ability to fulfill the order or cause GENTA to incur an additional cost, then IDIS shall first obtain GENTA’s prior approval, not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, GENTA reserves the right to reject any Order variation or addition that it is unable fulfill and will be entitled to recover from IDIS any costs it incurs as a result of IDIS’ cancellation of an Order. GENTA shall not materially vary, add or omit any of the Products or any part of them from an Order without the express consent of IDIS.

7.4	An update of all outstanding Orders placed by IDIS with GENTA shall be provided by GENTA as often as reasonably requested by IDIS but no more than once per week.

8.	Delivery

8.1	Within five (5) Business Days of the receipt of an Order GENTA shall provide IDIS with an estimated date for delivery. GENTA will in any event give IDIS reasonable notice of the date of delivery.

8.2	GENTA shall use commercially reasonable endeavours to meet delivery dates and shall:

8.2.1	notify IDIS as soon as reasonably practicable of any anticipated or actual delays it experiences or anticipates experiencing in meeting an estimated delivery date;

8.2.2	provide IDIS with such details of the causes of such delays as IDIS reasonably requires; and

8.2.3	update IDIS at least once a week until the causes of such delays are rectified or lapse.

8.3
IDIS may, but is not obliged to, grant such extension of time as it considers in its sole opinion is appropriate for GENTA to deliver the Products on time without breaching the Contract or this Agreement.  Subject to the foregoing and without prejudice to any other rights or remedies available to IDIS, failure to meet the estimated delivery date or any subsequently agreed date within *** days or notify IDIS of *** shall entitle IDIS to terminate the Contract and/or the Agreement immediately.

GENTA will not be liable for any failure or delay in providing the Products or for any failure to comply with its obligations under a Contract or this Agreement to the extent that such failure or delay is attributable to:

any act or omission of IDIS, its employees, agents or subcontractors which affects GENTA's ability to provide the Products;

the provision by IDIS of any inaccurate or incomplete data, information or documentation including without limitation in relation to any Order for the Products.

8.4
Unless otherwise agreed upon in writing, delivery of the Products shall take place at IDIS’ premises at Unit 22, Red Lion Road Business Park, Surbiton, Surrey KT6 7AQ (or such other premises within the United Kingdom as IDIS may notify to GENTA from time to time) and GENTA shall at its cost arrange for suitable transport to IDIS’ premises at Unit 22, Red Lion Road Business Park, Surbiton, Surrey KT6 7AQ (or such other premises within the United Kingdom as have been notified by IDIS to Genta) and arrange insurance therefore until the Products are received by IDIS.

8.5
Where the Products are to be delivered in instalments pursuant to this Agreement, without prejudice to clause 7.2, each instalment shall constitute a separate Contract and without prejudice to any other rights or remedies available to IDIS, failure by GENTA to deliver any one or more of the instalments within *** days there from in accordance with the terms and conditions of the Agreement shall entitle IDIS to treat the Contract as a whole as repudiated and terminate the Contract as a whole immediately.

8.6	GENTA shall:

8.6.1	fax to IDIS at its Fax Address a copy of the delivery note for each delivery or instalment on the day of delivery and supply a copy of the delivery note with the delivered Products;

8.6.2	inform IDIS if an Order for Products exceeds 30kg by weight when providing IDIS with the estimated date for delivery under clause 8.1.

8.7
On delivery the Products shall be marked by IDIS in accordance with IDIS’s instructions and properly packed and secured so as to reach their destination in an undamaged condition in the ordinary course of events.

9.	Rejection

9.1
Notwithstanding any other provision of this Agreement, acceptance of Products shall not occur until IDIS or its agent or representative has been given two (2) business days to inspect the Products for compliance with the terms and conditions of this Agreement following delivery or, if later, within two (2) business days after any latent defect in any of the Products has become apparent; provided that latent defect has become apparent before the expiry of the warranty period set out in clause 14.1.  Any deficiencies shall be reported to GENTA within two business days of discovery.

9.2
In the event of a breach of GENTA’s warranties in clauses 14.1 or 14.2, or where IDIS becomes aware of a defect or latent defect pursuant to clause 9.1, IDIS may, within one (1) day of becoming aware of such breach or defect, reject such Products by notice to GENTA specifying the nature and quantity of the defective Products.  Within thirty (30) days of receipt of such notice GENTA, shall, collect the defective Products from IDIS at GENTA’s expense (including, without limitation, costs of carriage, insurance, export/import duties) or request that IDIS destroy the defective Products at GENTA’s expense including, without limitation, costs of carriage, insurance, export/import duties), and, for Products rejected for breach of the warranties in clause 14.1 or a defect or latent defect pursuant to clause 9.1:

9.2.1	where such Products have not yet been distributed by IDIS, replace the defective Products with Products that meet the warranties in clause 14.1 at its own expense; or

9.2.2
where such Products have been distributed by IDIS, at GENTA’s discretion deduct the relevant amount from the invoice to be raised for such distribution or credit to IDIS’s account the purchase price invoiced and any applicable value added or other sales tax (where these have been paid) for such defective Products plus costs of carriage, insurance and other fees incurred by IDIS (including, without limitation, export/import duties).

GENTA’s entire liability to IDIS for Products rejected for breach of the warranties in clause 14 or a defect or latent defect pursuant to clause 9.1 is limited to the remedies set out in clauses 9.1 is limited to the remedies set out in clauses 9.2.1 and 9.2.2..

9.3
Where GENTA fails to collect or request destruction of defective Products pursuant to clause 9.2 within fourteen (14) days, IDIS may store defective Products on its premises or with a third party at GENTA’s risk and expense.  Where GENTA fails to collect defective Products pursuant to clause 9.2 within thirty (30) days IDIS may destroy the defective Products with the consent of GENTA.

9.4.
Neither party shall under any circumstances be liable to the other for any of the types of loss listed below in this clause 9.4, whether arising in tort (including negligence) breach of contract, under indemnity or otherwise and whether or not foreseeable. Those types of loss are as follows:

9.4.1  loss of business or contracts;
9.4.2. loss of profits;
9.4.3  loss of anticipated savings;
9.4.4  any losses which arise other than directly and naturally from a breach of contract or consequential, special or indirect loss.

9.5.
Nothing in this Agreement shall operate to exclude or restrict either party’s liability for death or personal injury arising from that party's negligence or any other liability due to that party’s fraud or any other liability which it is not permitted to exclude or limit as a matter of law.

10.	Payment

10.1	GENTA shall pay IDIS a one-time project start-up fee of *** for each Product to be distributed pursuant to this Agreement.

10.2.
Within the first *** Business Days of each month IDIS shall provide GENTA with a monthly sales report for the just concluded month which shall set out the product details and quantity of Products sold/supplied FOC by IDIS and such other information as GENTA may reasonably request.

10.3	Upon receipt of a monthly sales report GENTA may invoice IDIS for the IDIS Buy Price of the Products sold by IDIS as stated in the sales report, net of the applicable IDIS Fee/Pack for Products sold.

10.4
If IDIS’ monthly sales report includes FOC Product shipment, IDIS shall include an invoice to GENTA for the Fee/Pack amount due.  GENTA shall pay IDIS the Fee/Pack amount due within *** days of the date of IDIS’ invoice.

10.5
Unless otherwise agreed, IDIS shall pay undisputed invoices within *** days of the date of GENTA's invoice (in the currency stated on GENTA's invoice) by transfer to such bank account as GENTA may from time to time notify in writing to IDIS.

10.6
If an invoice is disputed by IDIS, IDIS shall pay the undisputed amount in accordance with clause 10.5 and the parties shall attempt to settle the disputed part of that invoice in accordance with clause 24.  Once the dispute is resolved, and if payment is due by IDIS to GENTA the payment shall be made within *** days of the date of resolution.

10.7	GENTA shall provide IDIS’s request provide IDIS with a summary of all outstanding invoices under clause 10.3 on or before the *** day of each month.

11	Risk and Property

11.1	Property and risk of damage to or loss of the Products shall pass to IDIS on delivery.

12	Rights and duties of IDIS

12.1	During the continuance of this Agreement IDIS shall:

12.1.1
hold and maintain all relevant wholesale dealers and import licences and comply with all applicable legal and regulatory rules, laws, regulations and requirements in relation to each of the Products and its activities hereunder and in particular those relating to the storage and distribution of the Products in the Territory on a Named Patient Supply basis;

12.1.2
unless otherwise prohibited by the applicable legal and regulatory requirements, maintain at all times a minimum stock of Products as it shall reasonably require (such minimum to be agreed between the parties from time to time);

12.1.3	maintain adequate records of all supplies within the Territory

12.1.4
inform GENTA within two (2) business days of customer complaints, requirements and suggestions regarding the Products and any information which comes into its possession which IDIS reasonably considers may prejudice or enhance sales of the Products in the Territory;

12.1.5	inform GENTA within two (2) business days of any adverse reaction(s) to the Products reported to them by customers or any other person;

12.1.6
if GENTA or a competent regulatory authority recalls a Product, notify all customers who have purchased the relevant Product and in such circumstances and at GENTA’s expense, unless caused by the act or omission of IDIS, including breach of the Agreement, then at IDIS’s expense, IDIS shall implement a recall and arrange for the return of the recalled Products from all relevant customers and at GENTA’s option either return the same to GENTA or destroy them;

12.1.7	not remove the Products from the packages designed for delivery to customers without GENTA's prior written approval;

12.1.8	be entitled to describe itself as GENTA's authorised distributor of the Products in the Territory but shall not hold itself out as GENTA's agent;

12.1.9
use all commercially reasonable endeavours to control Product shipping costs and to deliver Products to customers using standard accepted shipping methods and in any event obtain GENTA’s written consent prior to incurring any extraordinary or substantial additional shipping cost;

12.1.10	promptly notify GENTA of any anticipated or actual delay in shipping Product to customers.

13	Rights and duties of GENTA

13.1	During the continuance of this Agreement GENTA shall:

13.1.1
hold and maintain all relevant licences to manufacture, assemble, package and label, export from the country of manufacture (if relevant) and/or supply the Products to IDIS pursuant to this Agreement and will comply with all relevant legal and regulatory requirements in relation to the manufacture, assembly, packaging, packing, labelling, export from the country of manufacture (if applicable) and/or supply of each of the Products;

13.1.2
notify and identify to IDIS any Product which becomes the subject of a Marketing Authorisation for an Indication after the Commencement Date and that Genta intends to launch the Product in that country;

13.1.3
reply to reasonable requests for information by IDIS regarding the Products, whether related to a technical query or otherwise, as soon as practicable but in any event no later than one (1) Business Day after the request was received;

13.1.4
from time to time provide IDIS with such samples, catalogues, brochures and up to date information (including Prices) concerning the Products as IDIS may reasonably require to assist IDIS with the distribution and sale of the Products in the Territory;

13.1.5
shall ensure that any price quotation regarding Products shall always contain its brand name, generic name, form, strength, pack size, availability and any other information reasonably requested by IDIS.

13.2
If GENTA wishes to or a competent authority requires the recall of any Product, GENTA shall immediately notify IDIS by telephone, fax or email (with confirmation in writing) of the recall, its urgency, providing details of the specific problem known to it, the batch number of the Products concerned and the details of any alternative Products and their prices that are available from GENTA, and IDIS shall comply with such request.  If IDIS learns of any such request by an authority or otherwise has reason to believe that a recall may be required or appropriate, it shall immediately notify GENTA.

13.3
In the event IDIS notifies GENTA of a reported adverse reaction(s) to a Product received from a customer or any other person, GENTA will henceforth assume responsibility for taking any and all actions relating to such adverse reaction(s) including, without limitation, dealing with (i) all reporting aspects of pharmacovigilance to the relevant competent authority, and (ii) allegations or findings of product and/or strict liability that may be required or result from an adverse reaction(s), and shall confirm to IDIS in writing that it has done so.

13.4
Provided Orders are received from IDIS in accordance with Article 6 above, GENTA shall at all times supply IDIS with the minimum stock agreed by the parties pursuant to clause 12.1.2 of this Agreement.  Notwithstanding the above, GENTA shall use commercially reasonable endeavours to supply Products to IDIS in respect of orders submitted above that agreed threshold.

13.5	GENTA shall upon *** days written notice to IDIS be entitled to:

13.5.1	discontinue or vary the manufacture and assembly and/or supply of any of the Products or any substance or ingredient included in the Products;

13.5.2	make changes in the formulation and/or composition of the Products,

provided GENTA is able to supply any Orders of affected Products made by IDIS prior to the date of receipt by IDIS of the notice of any such discontinuation or variation, in their unvaried form and prior to discontinuation and, to the extent such Product is discontinued, GENTA may terminate this Agreement with respect to such Products.

14	Warranties

14.1
GENTA accepts complete responsibility for the manufacture and assembly of the Products and their packaging and labelling, and represents and warrants to IDIS that for a period of at least until the expiry date of any Products, the Products shall be of merchantable quality, free from defects in composition, formulation, material and workmanship.

14.2	GENTA represents and warrants that:

14.2.1	it has title to the Products;

14.2.2	the Products shall conform to their description, specification and data sheet or summary of product characteristics (if any);

14.2.3
the Products, their manufacture, assembly, packaging and labelling, export from the country of manufacture (if relevant), use, supply to IDIS and sale, supply or distribution of the Products in the Territory by IDIS to its knowledge will not infringe the Intellectual Property Rights of any third party;

14.2.4
it is authorised to manufacture, assemble, package and label, export from the country of manufacture (if applicable) and supply the Products to IDIS for IDIS to distribute on a Named Patient Supply basis within the Territory.

14.3
IDIS represents and warrants to GENTA that it is authorised to sell, supply and distribute the Products in the Territory on a Named Patient Supply basis, where permitted, in each country within the Territory as set out in Schedule 2.

14.4	Each party represents and warrants to the other that it will comply with its obligations set out in the Service Level Agreement and the Technical Agreement.

14.5
EXCEPT AS PROVIDED UNDER CLAUSES 14.1 AND 14.2, GENTA SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.  GENTA MAKES NO REPRESENTATION OR WARRANTY OF COMMERCIAL VIABILITY OR SUCCESS OF THE PRODUCTS.

15	Indemnities

15.1	GENTA shall indemnify IDIS in respect of:

15.1.1	the manufacture and assembly, packaging and labelling of the Products;

15.1.2	failure to provide any information required to be provided by GENTA to IDIS under the terms of this Agreement within the applicable time frame.

15.2
GENTA shall indemnify IDIS in respect of any allegation or finding that the sale of Products by IDIS in the Territory infringes the Intellectual Property Rights of any third party or any rights of any third party unless such allegation or finding is attributable to any mark or method of packaging or get up of the Product or written material or directions relating to the Product applied, used or given by IDIS otherwise than as directed by GENTA.

15.3	Each party shall indemnify the other party in respect of any breach by it of that party’s representations and warranties given in this Agreement.

15.4	The indemnities contained in clauses 15.1, 15.2 and 15.3 above shall be conditional in each case upon the indemnified party:

15.4.1	promptly giving written notice of any claim to be indemnified to the indemnifying party;

15.4.2	providing the indemnifying party with the absolute discretion to conduct, take or resist any proceedings as it sees fit at its own expense;

15.4.3
providing the indemnifying party on request with such information and assistance in relation to such proceedings as it may reasonably require, subject to the indemnifying party indemnifying the other party against all costs reasonably incurred by it in the provision of such information or assistance; and

15.4.4
does not make any settlement, compromise or prejudicial admission in relation to such claim without the prior consent of the indemnifying party (such consent not to be unreasonably withheld or delayed).

16	Intellectual Property

16.1
GENTA grants IDIS a royalty free licence to use the Trade Marks in the Territory on or in relation to the Products for the purposes only of exercising its rights and performing its obligations under this Agreement (including, without limitation, distributing and selling the Products).

16.2	IDIS shall not without the prior written consent of GENTA:

16.2.1	make any modifications to the Products or their packaging or labelling;

16.2.2	alter, remove or tamper with any Trade Marks, numbers, or other means of identification used on or in relation to the Products;

16.2.3	use any of the Trade Marks in any way which might prejudice their distinctiveness or validity or the goodwill of GENTA therein; or

16.2.4	use in relation to the Products any trade marks other than the Trade Marks without obtaining the prior written consent of GENTA.

16.3
Except as provided in this Agreement, IDIS shall have no rights in respect of any trade names or Trade Marks used by GENTA in relation to the Products or of the goodwill associated therewith, and IDIS hereby acknowledges that, except as expressly provided in this agreement, it shall not acquire any rights in respect of any trade names or Trade Marks and that all such rights and goodwill are, and shall remain, vested in GENTA.

16.4
IDIS shall, at the expense of GENTA, take all such steps as GENTA may reasonably require to assist GENTA in maintaining the validity and enforceability of the Intellectual Property Rights of GENTA during the continuance of this Agreement.

16.5
Without prejudice to the rights of IDIS or any third party to challenge the validity of any Intellectual Property Rights of GENTA, IDIS shall not knowingly do or authorise any third party to do any act which would invalidate or be inconsistent with any Intellectual Property Rights of GENTA and shall not knowingly omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

16.6
Without prejudice to clause 15.2, IDIS shall notify GENTA of any actual or threatened infringement in the Territory of any Intellectual Property Rights of GENTA which comes to IDIS’s notice, and of any claim by any third party so coming to its notice that the importation of the Products into the Territory, or their sale in the Territory, infringes any rights of any other person, and IDIS shall at the request and expense of GENTA do all such things as may be reasonably required to assist GENTA in taking or resisting any proceedings in relation to any such infringement or claim.

17	Termination

17.1
GENTA may terminate this Agreement in respect of any or all Products in any or all countries of the Territory for any reason by giving not less than *** days written notice to IDIS to that effect.  The Agreement shall continue in effect with respect to any un-terminated Products in any un-terminated country.  Upon termination of all Products in all countries, this Agreement shall terminate in its entirety.

17.2	Before or after the expiry of the Term, as the case may be, either party shall have the right to terminate this Agreement immediately by notice to the other if the other party:

17.2.1
commits any material or persistent breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, that party fails to remedy such breach within *** days after receipt of a notice giving full particulars of the breach and requiring it to be remedied;

17.2.2
being a company, summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 Insolvency Act 1986, has a receiver, manager or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation previously approved in writing by the party serving notice), is subject to a petition presented to any Court for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation previously approved in writing by the party serving notice), has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 425 Companies Act 1985, has an administrator appointed in respect of it or is the subject of an application for administration filed at any court or a notice of appointment of an administrator filed at any court or a notice of intention to appoint an administrator given by any person or is the subject of a notice to strike off the register at Companies House or any of the foregoing ;

17.2.3	the other party has any distrait, execution or other process levied or enforced on any of its property;

17.2.4	the other party ceases, or threatens to cease to carry on business;

17.2.5
has any proceedings analogous to those referred to in clauses 17.2.2 to 17.2.4 occur in relation to the other party or its assets in accordance with the jurisdiction to which the other party or its assets are subject;

17.2.6	in the circumstances contemplated by clause 24.3 where there is no agreement reached by the parties within *** days after discussions for that purpose began or ought to have begun.

17.3
For the purposes of clause 17.2.1 a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects save as to the time of performance (provided that time of performance is not of the essence).

17.4	The rights to terminate this Agreement given by clause 17.2 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

18	Consequences of termination

18.1	Upon termination of this Agreement for any reason:

18.1.1	save as otherwise agreed, including, without limitation, to effect clause 18.1.2, IDIS shall immediately cease to make use of the Trade Marks;

18.1.2	IDIS shall be entitled to complete all Orders placed with and accepted in the entirety by GENTA prior to the date of termination;

18.1.3	at the request of a party and at that party’s expense, the other party shall return or destroy any Confidential Information provided by the first party;

18.1.4	IDIS shall have no claim against GENTA for loss of distribution rights, goodwill or other similar loss;

18.1.5	IDIS’s rights hereunder shall immediately end.

18.2	In the event of termination by either party or GENTA under clause 17.1, 17.2.1 or 17.4:

18.2.1
IDIS shall, if GENTA so requests, within *** days of the date of termination of this Agreement return all or any part of the stocks of the Products then held by IDIS to GENTA at GENTA’s cost of transportation and insurance, and risk.  IDIS shall be responsible for arranging transportation and insurance;

18.2.2
IDIS shall be entitled to sell all remaining stocks that GENTA does not wish to reclaim under clause 18.2.1 and for those purposes and to that extent, the provisions of this Agreement shall continue in full force and effect.

18.3	In the event of termination by IDIS under clause 17.2.1 IDIS may at its option:

18.3.1
within *** days of the date of termination of this Agreement require GENTA to collect all or any part of the stocks of the Products then held by IDIS at GENTA’s cost of transportation and insurance and risk.  IDIS shall be responsible for arranging transportation and insurance;

18.3.2
sell all or any remaining stocks GENTA is not required to collect under clause 18.3.1 and for those purposes and to that extent, the provisions of this Agreement shall continue in full force and effect.

18.4
In the event of termination of this Agreement in its entirety for either Ganite or Genasense by GENTA under clause 17.1 prior to expiration of the  Term, GENTA shall pay to IDIS a termination fee of *** for either drug (or *** for termination of both Ganite and Genasense) multiplied by the total number of months remaining in the Term, up to a maximum of *** months. For clarity, the maximum payment under this clause 18.4 shall be *** for termination with respect to one Product or *** for termination of the Agreement with respect to both Products.

18.5	Clauses 14, 15, 18, 19, 22 and 23 shall survive termination of this Agreement.

19	Confidential Information

19.1
With respect to Confidential Information received by a party from the other party after the Commencement Date, except as provided by clauses 19.2 and 19.3, each party shall at all times during the continuance of this Agreement and for *** years after its termination:

19.1.1
use its best endeavours to keep all Confidential Information of the other party secret and confidential and accordingly not disclose any Confidential Information of the other party to any other person; and

19.1.2	not use any Confidential Information of the other party for any purpose other than for the performance of its obligations under this Agreement.

19.2	Any Confidential Information may be disclosed by a party to:

19.2.1	any governmental or relevant competent authority pursuant to a statutory or regulatory requirement but then only to the extent of such required disclosure;

19.2.2	its professional advisers, lawyers, auditors and bankers under obligations of confidentiality; or

19.2.3
any of its directors or employees or of any of the aforementioned persons, to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by law and subject in each case to that party ensuring that the person in question keeps the same confidential and does not use the same except for the purposes of this Agreement.

19.3	Any Confidential Information may be used by a party for any purpose, or disclosed to any other person, to the extent only that:

19.3.1	it is on the Commencement Date, or later becomes, public knowledge through no fault of that party;

19.3.2
it can be shown by that party, to the reasonable satisfaction of the other party, to have been known to the first party other than as a result of a breach of this clause 19 prior to the same being disclosed by the other party to the first party;

19.3.3	the information has been lawfully obtained after the Commencement Date from a third party free of any duty of confidentiality;

19.3.4	the other party has given its prior written consent to such use and/or disclosure; or

19.3.5	the information was independently developed by that party.

19.4
Notwithstanding this clause 19, GENTA and IDIS shall be free to use for any purpose the general knowledge resulting from access to work with or exposure to the other party’s Confidential Information, provided that such party shall maintain the confidentiality of the Confidential Information as provided herein and this provision shall not be deemed a license of either party’s Intellectual Property Rights.  The term “general knowledge” means information in non-tangible form which may be retained by persons who have had access to Confidential Information of the other party, including ideas, concepts, know-how or techniques contained therein.

20	Data Protection

20.1
Each Party shall comply at all times with all applicable European and/or national data protection Laws including but not limited to the EC Directive 94/46EC (collectively, the “Data Protection Laws”) in relation to personal information (as defined by Data Protection Laws) that is held or processed by the parties in the course of performing their obligations under this Agreement.

20.2
No transfers of personal information processed or controlled by either party will be made from within the European Economic Area to any country outside of the European Economic Area unless such country is a country that has been recognized by the European Commission as providing adequate protection of personal information or unless the parties have entered into the model contract approved by the European Commission found at http://www.europa.eu/justice_home/fsj/privacy/modelcontracts/index-en.htm

21  Force Majeure

21.1	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

21.2
Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

21.3
If the Force Majeure in question prevails for a continuous period in excess of three months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

22  Notice

22.1
Any notice to be served by one party on the other shall be in writing and shall be served by sending it by pre-paid recorded delivery (or by pre-paid registered air mail where appropriate) to the Service Address or by fax to the Fax Address or to such other address as is notified by that party to the other from time to time in accordance with this clause 22.

22.2
Notice shall be deemed received in the case of pre-paid recorded delivery, two (2) days from the date of posting, in the case of registered airmail, five (5) days from the date of posting, and in the case of fax, at the time of transmission.

22.3
In proving service it shall be sufficient to prove that the envelope containing such notice was correctly addressed and delivered or the notice was transmitted by fax to the Fax Address and a successful transmission sheet exists.

23  General

23.1
Neither party shall without the prior written consent of the other sub-contract, assign or transfer, or purport to sub-contract, assign or transfer to any other person any of its rights or obligations under this Agreement without the prior written consent of the other party, provided that GENTA may assign this Agreement in its entirety without the consent of IDIS to an affiliate or to a purchaser of all or substantially all of its assets to which this Agreement relates.   save that this Agreement will be binding upon and inure to any successor(s) to the business of either party.

23.2
Neither party nor its agents or employees shall be deemed to be an agent of the other for any purpose whatsoever, and neither party shall have, nor shall it represent itself as having, any authority to make contracts or obligations in the name of or binding upon the other party, to pledge the other party’s credit, or to extend credit to anyone in the other party’s name.

23.3
This Agreement and the documents referred to in it, including Confidentiality Agreements, contains the entire agreement between the parties in respect of the subject matter of the Agreement, and supersede all prior written or oral agreements, representations or understandings between the parties in respect thereto. The parties acknowledge that this Agreement has not been entered into wholly or partly in reliance on, nor has either party been given any warranty, statement, promise or representation made by or on their behalf other than as expressly set out in this Agreement.  To the extent that any such warranties, statements, promises or representations have been given the recipient party unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation to them. Nothing in this clause 23.3 will exclude any liability which one party would otherwise have to the other party in respect of any statements made fraudulently.

23.4	This Agreement may not be modified except in writing signed by the duly authorised representatives of each party.

23.5
In the event that any of the provisions of this Agreement or the application of any such provisions to the parties shall be held by a court of competent jurisdiction to be contrary to law, the remaining portions of this Agreement shall remain in full force and effect.

23.6
The failure or delay by either party to this Agreement in exercising any right, power or remedy of that party under this Agreement will not in any circumstances impair such right, power or remedy nor operate as a waiver of it.  The single or partial exercise by either party to this Agreement of any right, power or remedy under this Agreement will not in any circumstances preclude any other or further exercise of it or the exercise of any other right, power or remedy.

23.7	Except as expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

23.8	No waiver by either party of any breach of this Agreement by the other shall be considered as a waiver of any subsequent breach of the same or any other provisions.

23.9	The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

23.10	This Agreement may be executed in any number of counterparts, each of which when executed shall be construed as an original, but together will constitute one and the same instrument.

23.11      During the continuance of this Agreement and for *** years after termination of this Agreement in its entirety, IDIS shall make available to GENTA any financial records specifically relating to activities under this Agreement that GENTA reasonably requests to determine whether IDIS has complied with the terms and provisions of this Agreement.

24  Disputes

24.1	Subject to clause 25, if any dispute arises out of this Agreement, in the first instance, the parties’ account managers shall attempt to resolve the dispute amicably within *** days.

24.2
If a dispute cannot be resolved by the parties’ account managers, the parties shall promptly refer the matter to their respective Chief Executive Officers. If either party refuses to make such referral or participate in good faith in this dispute resolution procedure and in any event, if the dispute is not resolved within *** days of such referral or the date such referral could have been made, then either party may commence proceedings in accordance with clause 25.

24.3
Where either party reasonably believes that a dispute relates to a material breach or potential breach of this Agreement or a Contract, that party shall notify its and the other party’s account managers and each party shall then refer the dispute directly to their Chief Executive Officers and the provisions of clause 24.2 shall apply.

25  Governing Law and Jurisdiction

25.1	This Agreement shall be governed by, and construed in all respects in accordance with the laws of England.

25.2
Subject to clause 24, the courts of England will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.  The parties irrevocably agree to submit to that jurisdiction except that either party may seek injunctive relief in any court of competent jurisdiction.

IN WITNESS of which the parties have signed this Agreement on the date set out above.

SIGNED for and on behalf of
GENTA INCORPORATED
by [RICHARD J. MORAN]
[Chief Financial Officer, Secretary & Treasurer]

SIGNED for and on behalf of IDIS
by [ Natalie Douglas]
[Managing Director ]

SCHEDULE 1

Products

Fee Structure for Genasense®
# Packs Sold by IDIS	***	***	***	***	***	***
IDIS Buy Price	***	***	***	***	***	***
IDIS Fee/Pack	***	***	***	***	***	***
IDIS %Fee/Pack	***	***	***	***	***	***

Fee Structure for Ganite®
Per Pack Sold by IDIS
IDIS Buy Price	***
IDIS Fee/Pack	***
IDIS %Fee/Pack	***

All prices are in US Dollars ($)

GENTA will supply only full packs (containing five vials) to IDIS and IDIS may sell only full packs containing five vials.  Sale of individual vials or partial packs is not permitted.

Carriage to be charged onto end customer in the territory

For purposes of determining the applicable IDIS Fee/Pack for Genasense, # Packs Sold by IDIS will be cumulative over the Term.

For clarity, assuming 1,0,00 packs of Genasense are sold within the Term, the IDIS fee shall total ***

SCHEDULE 2

Territory

Worldwide

With the exception of

Cuba
Iran
Libya
The Sudan
USA

SCHEDULE 3

Trade Marks

Ganite®

Genasense®

Genta®

 SCHEDULE 4

Service

GENTA’s Service Address	200 Connell Drive Berkeley Heights, NJ 07922 USA

GENTA’s Telephone Number(s)	+1 (908) 286-9800

GENTA’s Fax Address	+1 (908) 464-1701
IDIS’s Service Address	IDIS House Churchfield Road Weybridge Surrey KT13 8DB United Kingdom

IDIS’s Telephone Number(s)	[+44 1932 824100]

IDIS’s Fax Address	[+44 1932 824200]

SCHEDULE 5

Technical Agreement

EXECUTED AS A SEPARATE AGREEMENT BETWEEN IDIS AND GENTA